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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|    Claytor, III     W.            Graham   |    RailAmerica, Inc. (Nasdaq: RAIL)         |   Issuer (Check all applicable)       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [ ] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|   5300 Broken Sound Blvd., N.W.            |    Person, if an Entity |    February 2001  |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|       title below)            below)  |
|                 (Street)                   |                         |5. If Amendment,   |   Senior Vice President -             |
|                                            |                         |   Date of Original|   International Rail Group            |
|                                            |                         |   (Month/Year     |                                       |
|                                            |                         |                   |---------------------------------------|
|   Boca Raton       Florida         33487   |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| Common Stock,            |      --         |     --      |    --  |  --    |   --   |        1,000      |     D       |    --    |
| par value $.001          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
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* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder:  Report on a separate line for each class of securities beneficially owned
           directly or indirectly.                                                                                            (Over)
                                                      (Print or Type Responses)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|Stock Option Agreement |   $3.65    |  3/15/96  |     A     | 10,000|  --    |3/15/96 |3/15/06 |Common|   10,000   |     --       |
|                       |            |           |           |       |        |        |        |Stock,|            |              |
|                       |            |           |           |       |        |        |        |$.001 |            |              |
|                       |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|1995 Stock Incentive   |   $5.00    |   7/1/97  |     A     | 15,000|  --    | 7/1/97 | 7/1/07 |Common|   15,000   |     --       |
|Plan                   |            |           |           |       |        |        |        |Stock,|            |              |
|                       |            |           |           |       |        |        |        |$.001 |            |              |
|                       |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|1998 Executive         |   $6.125   |  6/30/98  |     A     | 11,500|  --    |6/30/99 |6/30/08 |Common|   11,500   |     --       |
|Incentive Compensation |            |           |           |       |        |  (1)   |        |Stock,|            |              |
|Plan                   |            |           |           |       |        |        |        |$.001 |            |              |
|(Right to buy)         |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|1998 Executive         |   $8.750   |   4/8/99  |     A     | 11,500|  --    | 4/8/00 | 4/8/09 |Common|   11,500   |     --       |
|Incentive Compensation |            |           |           |       |        |  (2)   |        |Stock,|            |              |
|Plan                   |            |           |           |       |        |        |        |$.001 |            |              |
|(Right to buy)         |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|1998 Executive         |   $9.00    |   1/1/00  |     A     | 20,000|  --    | 1/1/00 | 1/1/10 |Common|   20,000   |     --       |
|Incentive Compensation |            |           |           |       |        |  (3)   |        |Stock,|            |              |
|Plan                   |            |           |           |       |        |        |        |$.001 |            |              |
|(Right to buy)         |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|1998 Executive         |   $6.50    |  8/30/00  |     A     | 19,000|  --    |8/30/00 |8/30/10 |Common|   19,000   |     --       |
|Incentive Compensation |            |           |           |       |        |  (4)   |        |Stock,|            |              |
|Plan                   |            |           |           |       |        |        |        |$.001 |            |              |
|(Right to buy)         |            |           |           |       |        |        |        | par  |            |              |
|                       |            |           |           |       |        |        |        |value |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|      --            |          D               |         --           |
|--------------------|--------------------------|----------------------|
|      --            |          D               |         --           |
|--------------------|--------------------------|----------------------|
|      --            |          D               |         --           |
|--------------------|--------------------------|----------------------|
|      --            |          D               |         --           |
|--------------------|--------------------------|----------------------|
|     87,000         |          D               |         --           |
------------------------------------------------------------------------
Explanation of Responses:

(1) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of June 30, 1999 and June 30, 2000 and an additional thirty-three and one-third percent (33-1/3%) will become exercisable on June 30, 2001.

(2) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on April 8, 2000 and an additional thirty-three and one-third percent (33-1/3%)
    will become exercisable on each of April 8, 2001 and April 8, 2002.

(3) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on each of January 1, 2000 and January 1, 2001 and an additional thirty-three and one-third percent (33-1/3%) will become exercisable on January 1, 2002.

(4) Thirty-three and one-third percent (33-1/3%) of such options became exercisable on August 30, 2000 and an additional thirty-three and one-third percent (33-1/3%)
    will become exercisable on each of August 30, 2001 and August 30, 2002.

**  Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ W. Graham Claytor, III           02/11/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date
                                                                                    W. Graham Claytor, III
 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
